UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BIOVEST INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BIOVEST INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2012

To the Shareholders of Biovest International, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Biovest International, Inc. (the “Company”), which will be held at the Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, on March 7, 2012 at 10:00 a.m., local time, and any adjournments or postponements thereof for the following purposes:

1.	To elect as directors the following eight nominees:

•	Francis E. O’Donnell, Jr., M.D.;

•	Ronald E. Osman, Esq.;

•	John Sitilides;

•	Jeffrey A. Scott, M.D.;

•	Christopher C. Chapman, M.D.;

•	Peter J. Pappas, Sr.;

•	Raphael J. Mannino, Ph.D.; and

•	Edmund C. King;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.01 par value per share, that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares and to correspondingly increase the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares;

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 9, 2012 will be entitled to vote at the annual meeting.

Please read the proxy statement and vote your shares as soon as possible. You may vote via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or e-mail, you may submit your vote by mail. If you attend the annual meeting, you may withdraw your proxy and vote in person. To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary at the Company’s corporate headquarters at the address set forth above.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
January 24, 2012	Francis E. O’Donnell, Jr., M.D.
Executive Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MARCH 7, 2012:

The Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders and the Company’s Annual

Report on Form 10-K for the fiscal year ended September 30, 2011 are available at

http://www.RRDEZProxy.com/2012/Biovest.

BIOVEST INTERNATIONAL, INC.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Biovest International, Inc. (the “Company”) for use at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on March 7, 2012 at 10:00 a.m., local time, at the Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy forms, together with the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2011, are first being sent or made available to shareholders entitled to vote at the Annual Meeting on or about January 24, 2012.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we may now furnish these materials on the Internet unless the shareholder has previously requested to receive these materials by mail or e-mail. On or about January 24, 2012, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, shareholders will act upon the matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. You are receiving this Proxy Statement and the related form of proxy because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote your shares as described in further detail below under the heading “How do I vote?”.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on January 9, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he, she, or it held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the 144,369,204 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card can either marked “ABSTAIN” or returned without voting instructions and are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority on certain matters for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the Annual Meeting for purposes of obtaining a quorum for the Annual Meeting. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the Annual Meeting. Your broker may vote your shares in its discretion on matters such as Proposal 2, the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of capital stock and the number of shares of common stock that the Company is authorized to issue, and Proposal 3, the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent registered public accounting firm for the year ending September 30, 2012. However, with regard to other matters such as Proposal 1, your broker may not vote your shares in its discretion and such broker non-votes will be counted towards a quorum, but will not be counted in determining whether Proposal 1has been approved. Abstentions will be considered to be present and entitled to vote with respect to Proposal 2 and Proposal 3 and will have the same effect as votes against Proposal 2 and Proposal 3.

How do I vote?

If you are a holder of record (i.e., your shares are registered in your own name with our transfer agent), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods:

Voting by Telephone or Internet. If you are a registered shareholder (i.e., you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by March 6, 2012. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Unless revoked, the shares represented by proxies received by the Board of Directors will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Corporate Secretary revoking your proxy must be sent to David D. Moser, Corporate Secretary, Biovest International, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on four proposals:

1.	To elect as directors the following eight nominees:

•	Francis E. O’Donnell, Jr., M.D.;

•	Ronald E. Osman, Esq.;

•	John Sitilides;

•	Jeffrey A. Scott, M.D.;

•	Christopher C. Chapman, M.D.;

•	Peter J. Pappas, Sr.;

•	Raphael J. Mannino, Ph.D.; and

•	Edmund C. King;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.01 par value per share, that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares and to correspondingly increase the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares;

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

What are the Board’s recommendations?

The Board recommends a vote:

1.	For the election of each of the eight nominees to the Company’s Board of Directors.

2.	For the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.01 par value per share, that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares and to correspondingly increase the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares.

3.	For the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes with respect to Proposal 1 (election of directors) and, with respect to proposals other than Proposal 1 (election of directors), “For” votes and “Against” votes. Abstentions will be considered to be present and entitled to vote with respect to Proposal 2 and Proposal 3 and will have the same effect as votes “Against” Proposal 2 and Proposal 3. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Directors are elected by a plurality. Therefore, the eight nominees for director receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.01 par value per share, that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares and to correspondingly increase the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no impact on the proposal.

The ratification of the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no impact on the proposal.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

Broadridge Investor Communication Services will count the vote and will serve as the inspector of the election at the Annual Meeting.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an e-mail containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by calling or sending a written request addressed to:

Biovest International, Inc.

Attn: David D. Moser

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Telephone No.: (813) 864-2554

Your election to receive your proxy materials by accessing the Internet or via electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by calling the telephone number listed above or sending a written request addressed to David D. Moser at the address listed above.

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I specify a preferred delivery method for my proxy materials?

The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials and/or a single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in cost savings. To take advantage of this opportunity, we have delivered only one Notice or one Proxy Statement and annual report (as applicable) to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and/or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive a separate copy of the Notice or annual meeting materials for this Annual Meeting, a separate copy of future Notices or annual meeting materials, or a single copy of future Notices or annual meeting materials, please call or send a written request to:

Biovest International, Inc.

Attn: David D. Moser

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Telephone No.: (813) 864-2554

If you elected to receive our shareholder materials via the Internet or electronic delivery, you may request paper copies, without charge, by written request addressed to David D. Moser at the above address.

We will also furnish any exhibit to our Annual Report on Form 10-K if specifically requested.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Biovest International, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” each of the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of eight members and our directors are elected for a term of one year, or until such time as their successors are elected, at each annual meeting of shareholders. Accordingly, at the Annual Meeting, all directors are required to be elected. Our Board of Directors has nominated the following individuals to serve as directors:

•	Francis E. O’Donnell, Jr., M.D.;

•	Ronald E. Osman, Esq.;

•	John Sitilides;

•	Jeffrey A. Scott, M.D.;

•	Christopher C. Chapman, M.D.;

•	Peter J. Pappas, Sr.;

•	Raphael J. Mannino, Ph.D.; and

•	Edmund C. King.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

The nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve one-year terms or until the next annual meeting of shareholders after the expiration of their terms. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the eight nominees receiving the highest number of affirmative votes will be elected as directors.

The following is biographical information and the age (as of the Record Date) for each person nominated:

Francis E. O’Donnell, Jr., M.D., age 62, was appointed by our Board of Directors as the Executive Chairman of our Board on December 20, 2011. Dr. O’Donnell has served as the Chairman of our Board since February 2009. From February 2009 to December 20, 2011, Dr. O’Donnell also served as our Chief Executive Officer. From 2003 through 2009, Dr. O’Donnell was a Director of our Company and the Vice-Chairman of our Board (non-executive). On December 20, 2011, Dr. O’Donnell was also appointed the Executive Chairman of the Board of Accentia Biopharmaceuticals, Inc. (“Accentia”), our parent corporation. Since Accentia’s inception in 2002, Dr. O’Donnell has served as its Chairman of the Board and Chief Executive Officer. Since May 2002, Dr. O’Donnell has also been the Chairman of the Board of BioDelivery Sciences International, Inc. (“BDSI”), a publicly traded drug delivery technology company. Since 1999, Dr. O’Donnell has served as manager of Hopkins Capital Group, LLC (“Hopkins”), an affiliation of limited liability companies which engage in business development of disruptive healthcare technologies. The Hopkins entities are also significant stockholders of Accentia and BDSI. Dr. O’Donnell is a 1975, summa cum laude graduate of the Johns Hopkins School of Medicine. He received his specialty training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and he has been awarded over 34 U.S. Patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International. He is a Trustee for St. Louis University. We believe that Dr. O’Donnell’s experience and skills make him a qualified and valuable member of our management team and Board of Directors.

Ronald E. Osman, Esq., age 65, has been a Director of our Company since November 2006. Mr. Osman is the founder, president and senior partner of the law offices of Ronald E. Osman & Associates, Ltd. Mr. Osman established the practice in 1979. The firm concentrates on actions brought under the Federal False Claims Act as well as actions concerning commercial law and personal injury. The firm maintains offices in Marion, Illinois and Dongola, Illinois. After receiving a Bachelor of Science degree in Agriculture/Economics from the University of Illinois in 1968, Mr. Osman joined the United States Marine Corp, where he served as an officer from 1969 to 1972. In 1976, Mr. Osman began law school at Southern Illinois University. Mr. Osman completed his law degree in two and one half years and received his Juris Doctorate from Southern Illinois University in 1979. Mr. Osman has been actively engaged in the practice of law since that time. In addition to his law practice, Mr. Osman operates a farming business, an oil production business, and a motel enterprise. He is a member of the Illinois Bar Association, the Illinois Trial Lawyers Association, and the National Health Lawyers Association. He also serves as a Member of the Board of Dongola Clinic and is a Founding Member of Rural Health, Inc. We believe that Mr. Osman’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Mr. Osman’s entrepreneurial expertise and knowledge of the law, especially in health related fields, is extremely valuable in driving the direction of the business. He also has previous experience in founding and selling business enterprises and has been an active participant in the financing activities of our Company.

John Sitilides, age 49, has been a Director of our Company since March 2005. Mr. Sitilides is a government relations strategist and international affairs specialist, serving since 2005 as Principal at Trilogy Advisors, LLC in McLean, Virginia. In strategic partnership with former Members of Congress, he manages a client portfolio including environmental regulation, private property rights, energy technology, natural resources, and real estate issues. Current projects include Clean Water Act wetlands permitting, Army Corps budget authorization and water infrastructure projects, and clean-coal power generation. Mr. Sitilides is also an advisor to the State Department and manages professional development of senior U.S. diplomats in Greece and Cyprus, in conjunction with the Turkey program. Twice recognized by the State Department for expertise in public policy and international relations, he is a professional speaker on American politics and geopolitical risk at investor and business conferences, and before government, military and intelligence community audiences. He has testified before Congress and is regularly interviewed on global affairs and national politics by broadcast, print and new media. In 1998, Mr. Sitilides launched the Western Policy Center, a respected international relations institute, and as CEO oversaw strategic planning, policy analysis, political and corporate communications, and financial management until he negotiated its 2004 merger with the Woodrow Wilson International Center for Scholars, where he was board chairman of the Southeast Europe Project. Previously, he served as federal affairs strategist for one of California’s largest land development corporations, and as a communications and legislative aide to Senator Alfonse D’Amato of New York, including on two successful re-election campaigns. He was an informal policy advisor to the 1996 Dole/Kemp presidential campaign, and was appointed in 2003 to the Commerce Department’s Joint Science and Technology Cooperation Advisory Council (Initiative for Technology Cooperation in the Balkans). He serves on the Board of Trustees of International Orthodox Christian Charities, a global humanitarian organization, and Leadership 100, a national Greek Orthodox endowment, and is a member of the U.S.-Qatar Business Council, the Federalist Society for Law and Public Policy Studies, and the Association of Former Senate Aides. Mr. Sitilides received his Master’s Degree in International Affairs at the Columbia University School of International and Public Affairs in 1986, with specialization in International Security Policy, International Political Economy, and Western European Affairs, and his Bachelor’s Degree in Political Science from Queens College in 1983. We believe that Mr. Sitilides’ experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, he has extensive experience in federal and governmental relations and interaction with administrative and regulatory agencies of U.S. and foreign governments.

Jeffrey A. Scott, M.D., age 53, has been a Director of our Company since March 2004. Dr. Scott, whose specialty is oncology, currently is General Manager/Senior Vice President for P4 Healthcare, a division of Cardinal Health Specialty Solutions, which is a division of Cardinal Health. He is also a member of Cardinal Health’s Operating Committee. Prior to the 2010 sale of P4 Healthcare to Cardinal Health, Dr. Scott was the Founder, President and Chief Executive Officer of P4 Healthcare, since its inception in 2006. P4 Healthcare was a multimedia Healthcare Marketing and Education Company with a focus in Oncology. From 1998 to 2002, Dr. Scott served as the National Medical Director and President of the International Oncology Network (ION), a network of more than 4000 U.S. Private Practice Oncologists headquartered in Baltimore, Maryland. In 2002, ION became a subsidiary of Amerisource Bergen Corporation upon its sale. Dr. Scott continued to serve as President and General Manager for ION until 2005. Dr. Scott was a practicing physician, Founding Partner and Chief Financial Officer of Georgia Cancer Specialists located in Atlanta, Georgia from 1990 to 2000. As Chief Financial Officer of Georgia Cancer Specialists the physician practice had over $100 million in revenue and Dr. Scott was responsible for development of financial programs of practice after the merger and corporate buyout by Phymatrix. Also at the Georgia Cancer Specialists, Dr. Scott took responsibility for the development of an extensive Clinical Research program. From 1998 to 2000, he also served as Medical Chief of Staff at Emory Northlake Regional Medical Center in Atlanta, Georgia. Dr. Scott’s biotechnology experience includes his role as a Consultant to Nexstar Pharmaceuticals of Boulder, Colorado, assisting and educating the sales force in dealing with physician networks and consulting with investment advisors regarding potential investments in other biotechnology companies. Dr. Scott’s educational background includes a B.S. degree in Microbiology from the University of Michigan, Ann Arbor, Michigan, a medical education at Wayne State University, Detroit, Michigan, and a fellowship in Oncology at University of Texas Health Sciences, San Antonio, Texas. Dr. Scott has Board Certifications from the American Board of Internal Medicine, Internal Medicine, September 1987, and the American Board of Internal Medicine, Medical Oncology, November 1989. He has extensive research and publication credits in the oncology field. We believe that Dr. Scott’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Scott’s background in the oncology field and his experience in management and on boards of directors of drug development companies make him a valuable resource on our Board.

Christopher C. Chapman, M.D., age 59, has been a Director of our Company since March 2004 and a Director of Accentia since April 2008. From 2004 to the present, Dr. Chapman has been manager of Chapman Pharmaceutical Consulting, Inc., a consulting organization that provides support on clinical and regulatory issues for pharmaceutical and biotech companies in North America, Europe, Japan, India and Africa. Dr. Chapman received his medical education from Georgetown University in Washington, DC in 1987 where he completed his internship in Internal Medicine. He completed a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown University. Since 1995, Dr. Chapman has been a critical care physician on the staff at Doctor’s Community Hospital, Lanham, Maryland. In 2009, Dr. Chapman joined Takeda Pharmaceuticals, Inc. and manages pharmacovigilance for an ongoing Phase 3 clinical trial. Dr. Chapman also is a consultant manager for Middle Brook Pharmaceuticals and a manager for staff at Enzon Pharmaceuticals. Dr. Chapman was the Executive Vice President of Medical and Regulatory Affairs and Director of New Business Development (pharmaceuticals) for BioDelivery Sciences International, Inc. on a part time basis from October 2000 to November 2004. From 1995 to April 2000, Dr. Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (QBRI) Medical Affairs, Drug Safety and Medical Writing Departments. We believe that Dr. Chapman’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Chapman’s background in drug development consultation and clinical trials make him a valuable resource on our Board.

Peter J. Pappas, Sr., age 72, has been a Director of our Company since March 2003. Mr. Pappas has for more than the last five years been the President and CEO of P.J. Mechanical Corp., a major air conditioning contractor in the New York City metropolitan area. In addition to his vast experience in construction for the past forty years, Mr. Pappas is a prime real estate developer and investor around the country. He attended New York University as a business administration major. A noted philanthropist, Mr. Pappas is an Archon of the Greek Orthodox Church. He serves the Archdiocesan National Council and as trustee of the privileged Leadership 100 Endowment trust. He is a board member of the Western Policy Center in Washington, DC, a member of the Board of The Cyprus/American Chamber of Commerce, and the National Chairman of the Cyprus Children’s Fund, a sponsorship program and scholarship award endowment. We believe that Mr. Pappas’ experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, he has extensive business experience in the construction and real estate industry and extensive involvement in complex financial dealings, and has been instrumental in participating in and facilitating our Company’s capital raises. He has also served on a number of public and non-publicly traded companies’ and organizations’ boards of directors.

Raphael J. Mannino, Ph.D., age 64, has been a Director of our Company since June 2003. Dr. Mannino was the Executive Vice President and Chief Scientific Officer of BDSI from October 2000 to September 2009, and a director from October 2001 to June 2007. Dr. Mannino previously served as President, Chief Executive Officer, Chief Scientific Officer, and a Director of BioDelivery Sciences, Inc., predecessor to BioDelivery Sciences International, Inc., since its incorporation in 1995. Dr. Mannino’s previous experience includes positions as Associate Professor at the University of Medicine and Dentistry of New Jersey (1990 to present), Assistant, then Associate Professor, Albany Medical College (1980 to 1990), and Instructor then Assistant Professor, Rutgers Medical School (1977 to 1980). His postdoctoral training was from 1973 to 1977 at the Biocenter in Basel, Switzerland. Dr. Mannino received his Ph.D. in Biological Chemistry in 1973 from the Johns Hopkins University, School of Medicine. We believe that Dr. Mannino’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Mannino’s background in pharmaceutical research and development and clinical trials make him a valuable resource on our Board.

Edmund C. King, age 76, has been a Director of our Company since June 2010. Mr. King has been a Director at Accentia since 2007. From 1974 to 1992, Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s southern California senior healthcare partner. Prior to that, Mr. King directed the southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical Securities and Exchange Commission consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C. Mr. King has served as Chief Financial Officer and Director of Invisa, Inc. since November 2000 and as Acting President and CSO since November 2007. Mr. King is also a member of the board of directors of LTC Properties, Inc., a NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University having served on the National Advisory Council of that school’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the MPMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. We believe that Mr. King’s experience and background make him a qualified and valuable member of our Board of Directors. Specifically, Mr. King’s background in accounting and finance make him a valuable resource on our Board.

Required Vote

The eight nominees receiving the greatest number of votes will be elected to serve as directors. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FOLLOWING

INDIVIDUALS BE ELECTED TO THE COMPANY’S BOARD OF DIRECTORS:

•	FRANCIS E. O’DONNELL, JR., M.D.;

•	RONALD E. OSMAN, ESQ.;

•	JOHN SITILIDES;

•	JEFFREY A. SCOTT, M.D.;

•	CHRISTOPHER C. CHAPMAN, M.D.;

•	PETER J. PAPPAS, SR.;

•	RAPHAEL J. MANNINO, PH.D.; AND

•	EDMUND C. KING.

DIRECTORS AND EXECUTIVE OFFICERS

Board Meetings and Independence

During the fiscal year ended September 30, 2011 (“Fiscal 2011”), the Board of Directors of the Company held eight meetings, all of which were telephonic meetings. In addition, the Board of Directors took action by written consent on six occasions. During Fiscal 2011, each director attended at least 75% of the total number of meetings of the Board. There were no committee meetings held by our Audit Committee, our Compensation Committee, or our Governance and Nominating Committee during Fiscal 2011.

It is the Company’s current policy to strongly encourage directors to attend annual meetings of shareholders, but they are not required to attend. All of the Company’s directors attended the 2011 annual meeting of shareholders.

Our Board of Directors presently has eight members, each of which is being nominated for re-election, and biographical information regarding these directors is set forth above under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS.” The Board has determined that five of its members are “independent directors” as defined under the applicable rules of The NASDAQ Stock Market and the Securities and Exchange Commission. These five “independent directors” are Edmund C. King, Jeffrey A. Scott, M.D., Christopher C. Chapman, M.D., Raphael J. Mannino, Ph.D., and John Sitilides. In making its determination of independence, the Board of Directors considered questionnaires completed by each director and all ordinary course transactions between the Company and all entities with which the director is employed. With regard to Dr. Chapman and Mr. King, the Board considered their relationship as directors of Accentia Biopharmaceuticals, Inc., the Company’s majority shareholder. Additionally, the Board determined that Francis E. O’Donnell, Jr., M.D., Ronald E. Osman, Esq. and Peter J. Pappas, Sr., who are also nominees for election under Proposal No 1, are not independent.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the chief executive officer and the chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Pursuant to our governance guidelines, whenever the chairman is an employee of the Company, our Board elects a lead director from its independent directors. The lead director is currently Edmund C. King. The chairman and the chief executive officer consult periodically with the lead director on board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Committees and Committee Member Independence

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Messrs. King, Scott, and Mannino are members of the Audit Committee. Messrs. King, Sitilides, Chapman and Osman are members of the Compensation Committee. Messrs. Chapman, Sitilides and Mannino are members of the Governance and Nominating Committee. Our Board of Directors has determined that each of the Directors serving on the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, except for Mr. Osman (who is not an independent director), are also independent under the NASDAQ independence standards applicable to members of such committees.

Our Board of Directors utilizes the NASDAQ rules and independence standards in determining whether its members are independent. The NASDAQ rules provide that the compensation of a company’s chief executive officer and all other executive officers (i.e., those officers covered in Rule 16a-1(f) under the Exchange Act) must be determined, or recommended to the Company’s board of directors for determination, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or a compensation committee comprised solely of independent directors. The NASDAQ rules also provide an exception to these requirements that permits the appointment to the compensation committee of one director who is not independent as defined in the NASDAQ rules and is not a current officer or employee or a family member (as defined in the NASDAQ rules) of an officer or employee, in circumstances in which a compensation committee is comprised of at least three members, if the board of directors determines that such individual’s membership on the committee is required by the best interests of the company and its shareholders. As noted above, Mr. Osman, a member of our Compensation Committee, is not considered an independent director under the NASDAQ rules. Consequently, we relied on the foregoing exception in appointing Mr. Osman (who is not a current officer or employee or a family member of an officer or employee) to our Compensation Committee. We believe that as a result of his knowledge and expertise in the health-related fields, Mr. Osman is essential to the ability of our Compensation Committee to fulfill its obligations and Mr. Osman’s membership on our Compensation Committee is in the best interests of our company and its shareholders.

The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee. The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements, and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements, and cash flows statements.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent accountants;

•	reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions; and

•	ensuring the integrity of our financial statements.

The Board of Directors has determined that Mr. King is the “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations and that Mr. King is “independent” as independence for audit committee members is defined under the applicable NASDAQ rules. The Board of Directors has approved and adopted a written charter for the Audit Committee. A copy of this charter is posted on the Company’s website at www.biovest.com in the “Investor Relations” section of the website.

Compensation Committee. The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. The Compensation Committee performs the following functions, among others, as set forth in its committee charter:

•	recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our chief executive officer’s performance in light of corporate objectives;

•	setting our chief executive officer’s compensation based on the achievement of corporate objectives;

•	developing plans for chief executive officer succession; and

•	preparing and issuing reports required under the committee charter.

The Compensation Committee oversees the Company’s executive compensation in accordance with its charter and recommends to the Board of Directors compensation for the named executive officers. The Compensation Committee receives input and recommendations from the Company’s human resources department and, when requested, from our executive officers. Neither the Compensation Committee nor management has engaged a compensation consultant. During Fiscal 2011 and presently, the named executive officers have not entered into any written employment agreements with us.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.biovest.com in the “Investor Relations” section of the website.

Governance and Nominating Committee. The Governance and Nominating Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and to evaluate candidates to serve as directors of the Company. The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the shareholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for the Company’s directors, officers and employees.

Although the committee has not formulated any specific minimum qualifications that the committee believes must be met by a director-nominee that the committee recommends to the Board of Directors, the factors it will take into account will, as set forth in the committee charter, include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors.

The Governance and Nominating Committee will consider recommendations for directorships submitted by shareholders. Any such director nominee recommendations should be sent together with appropriate biographical information concerning each proposed nominee. Recommendations by shareholders that are made in accordance with the procedures described in “PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS” at the end of this document will receive the same consideration given to nominees of the Governance and Nominating Committee. A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.biovest.com in the “Investor Relations” section of the website.

Director Compensation

During Fiscal 2011, our Directors received no stock option grants for purchase of shares of our common stock for serving on the Board of Directors.

Report of Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee has discussed with Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”), the Company’s independent auditors for Fiscal 2011, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received the written disclosures and the letter from Cherry Bekaert required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Cherry Bekaert its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Cherry Bekaert as the Company’s independent auditor for the fiscal year ending September 30, 2012.

THE AUDIT COMMITTEE

Edmund C. King
Jeffrey A. Scott, M.D.
Raphael J. Mannino, Ph.D.

January 24, 2012

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Francis E. O’Donnell, Jr., M.D. Chief Executive Officer/Chairman of the Board(2)	2011	0	0		0		0
	2010	0	903,345	(1)	0		903,345	(1)

Samuel S. Duffey, Esq., President/General Counsel(3)	2011	228,606	288,125		0		576,731
	2010	165,640	1,388,100		0		1,553,740

Brian D. Bottjer, CPA Acting Chief Financial Officer/Controller	2011	132,923	68,438		13,764	(4)	201,370

(1)	This amount includes director compensation by way of option award grant.
(2)	Effective as of December 20, 2011, Dr. O’Donnell was appointed by our Board of Directors to serve as Executive Chairman of the Board.
(3)

Effective as of December 20, 2011, Mr. Duffey was appointed to serve as our Chief Executive Officer, in addition to continuing his responsibilities as our President and General Counsel. Mr. Duffey was also designated to serve as our Principal Executive Officer.

(4)	In Fiscal 2011, Mr. Bottjer was paid $13,764 in other compensation which related to medical, dental and life insurance and long and short term disability.

Salary. Dr. O’Donnell and Mr. Duffey’s salaries, as reflected above, were established by employment agreements existing prior to fiscal 2010. On January 1, 2005, Dr. O’Donnell and Mr. Duffey each entered into an employment agreement with an initial term of five years with our parent, Accentia. The employment agreements expired on January 1, 2010, and Dr. O’Donnell and Mr. Duffey each continue their employment on an “at-will” basis. Each of the employment agreements provided that, during the time of each individual’s employment and ending two years from the termination of the agreement, such individual may not solicit customers and will not engage in or own any business that is competitive with us. Mr. Bottjer has not entered into an employment agreement with our Company and he continues his employment on an “at-will” basis. During Fiscal 2011, we did not establish specific performance objectives for these executives and our decisions were based on their overall performances.

Cash Bonuses and Incentives. In Fiscal 2011, no cash bonuses were paid or accrued to our executive officers.

Option Awards. The amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts are described in footnote 15 to the Company’s audited financial statements found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. Additionally, during Fiscal 2011, Dr. O’Donnell received no salary from Biovest or its affiliates. This reflects Dr. O’Donnell’s preference for equity compensation. We believe that this form of compensation paid to Dr. O’Donnell in Fiscal 2011 most closely aligned the interests of Dr. O’Donnell, our then CEO, and our shareholders.

Perquisites. Consistent with our philosophy to preserve cash, we have sought to limit perquisites. Our policy for paying medical and dental insurance is to pay 75% of the insurance premium. Our policy for paying life insurance, long-term and short-term disability insurances and accidental death and dismemberment insurance is to pay 100% of the insurance premiums. Our policy with regard to unused vacation for our executive group is to pay at the base salary rate for vacation not used in the prior fiscal year.

Change in Control Severance Policy. As discussed above, Dr. O’Donnell and Mr. Duffey previously entered into employment agreements with Accentia, which expired according to their respective terms on January 1, 2010, and each of these named executive officers are now employed on an “at-will” basis. None of our named executive officers had change in control severance provisions in their employment agreements.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Francis E. O’Donnell, Jr., M.D.	20,000	—	0.50	03/13/2014
	20,000	—	0.50	03/10/2015
	60,000	—	1.13	10/19/2016
	75,000	—	0.66	04/11/2018
	1,000,000	—	0.06	02/24/2019
	125,000	—	0.07	02/24/2019
	1,750,000	—	0.69	02/22/2020
	200,000	—	0.69	02/22/2020

Samuel S. Duffey, Esq.	500,000	—	0.50	11/11/2013
	500,000	—	0.72	02/10/2016
	150,000	—	0.60	04/11/2018
	1,500,000	—	0.06	02/24/2019
	3,000,000	—	0.69	02/22/2020
		250,000	0.92	01/01/2021
Brian D. Bottjer, CPA
	45,000	—	0.60	04/11/2018
	150,000	—	0.06	02/24/2019
	500,000	—	0.69	02/22/2020
		75,000	0.92	01/01/2021

Option Grants. In Fiscal 2011, we granted options to purchase the following number of our common stock shares to the following executive officers under our 2010 Equity Incentive Plan.

•	250,000 to Mr. Duffey; and

•	75,000 to Mr. Bottjer.

The option grants had an exercise price that was equal to 100% of the closing market price for our common stock on the date of the option grant. The unexercisable option awards outstanding in the table above will vest as follows:

•

Mr. Duffey’s option awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products; and

•

Mr. Bottjer’s options awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products.

Our decision to grant options was based primarily on the recommendation of our Compensation Committee and our desire to retain and motivate our employees.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2011

For Fiscal 2011, our Board of Directors did not receive any compensation (monetary or grant award) for serving as members of the Board of Directors or as members or chairmen of the various committees of the Board of Directors. Customarily, we would calculate the amounts in the “Option Awards” column and include the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The fair value of the stock options would likely vary from the actual value the holder would receive because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts would be included in Note 15 to our audited financial statements in our Company’s Annual Report on Form 10–K for the fiscal year ended September 30, 2011.

Name	Option Awards ($)	Total ($)

Francis E. O’Donnell, Jr., M.D. (1)	—	—

Christopher C. Chapman, M.D. (2)	—	—

Ronald E. Osman, Esq. (3)	—	—

Raphael J. Mannino, Ph.D. (4)	—	—

Jeffrey A. Scott, M.D. (5)	—	—

Peter J. Pappas, Sr. (6)	—	—

John Sitilides (7)	—	—

Edmund C. King (8)	—	—

(1)	See the above Outstanding Equity Awards table for Dr. O’Donnell’s aggregate number of outstanding option awards.
(2)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Chapman was 460,000.
(3)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Osman was 280,000.
(4)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Mannino was 512,500.
(5)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Scott was 582,000.
(6)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Pappas was 420,000.
(7)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Sitilides was 515,000.
(8)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. King was 200,000.

PROPOSAL 2 —	APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Background

The Company’s Amended and Restated Certificate of Incorporation presently authorizes the Company to issue 350,000,000 shares of capital stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. As of January 9, 2012, the record date for the 2012 Annual Meeting, 144,369,204 shares of the Company’s Common Stock were issued and outstanding. The Board of Directors believes that the Company will require substantial additional resources to continue its present operations, its detailed analyses of its clinical trial results, and its efforts to commercialize both BiovaxID® and AutovaxID® and to achieve its strategic growth objectives and maintain the strength of its business for the benefit of all shareholders. The Board of Directors further believes that a major portion of these additional resources must come from the sale of the Company’s common equity. Increasing the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares and the number of shares of Common Stock that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares would provide the Company with additional capital resources to finance the long-term growth of the Company. The additional shares of Common Stock could be issued for acquisitions and in public or private offerings, the proceeds of which could be used to finance the Company’s growth through increased working capital, additional capital improvements, expansion of existing businesses and other corporate purposes.

While authorization of the additional shares will not immediately dilute the proportionate voting power or other rights of existing shareholders, future issuances of Common Stock would reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing shareholders. Shares of the Company’s Common Stock (including the additional shares of Common Stock that the Company will be authorized to issue if this proposal is approved) and Preferred Stock may be issued from time to time upon authorization of the Board of Directors, without further approval by the shareholders, unless otherwise required by applicable law, and for the consideration that the Board may determine is appropriate and as may be permitted by applicable law. Notwithstanding the foregoing, holders of shares of the Company’s Common Stock have no preemptive rights.

As provided for by the Delaware General Corporation Law, the Board of Directors has directed that the proposed amendment to increase the number of authorized shares of capital stock and Common Stock be submitted to a vote of the shareholders. The Common Stock has one vote per share.

The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation would amend ARTICLE IV of the Amended and Restated Certificate of Incorporation, in its entirety, to read as follows:

The Corporation shall have authority to issue Five Hundred Fifty Million (550,000,000) shares of capital stock, consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.01 par value per share, and Fifty Million (50,000,000) shares of Preferred Stock, $0.01 par value per share. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Notwithstanding the foregoing, the Corporation shall be prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

The Board of Directors strongly recommends that shareholders vote in favor of the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock and Common Stock. The Board believes that having these additional shares of Common Stock available will provide the Board with the flexibility it needs to respond quickly, and without the delays inherent in obtaining shareholder approval, should shares of Common Stock be required for acquisition opportunities, working capital, capital improvements, stock splits or other corporate purposes. The Board does not currently have any plans to issue shares of Common Stock or Preferred Stock in any public or private offering, for any acquisition, or otherwise, nor are there any present negotiations which could lead to such an issuance.

The Board of Directors has reserved the right, in the exercise of its discretion, to withdraw this Proposal No. 2 from consideration by the shareholders prior to the holding of the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 AND PROXIES THAT ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED.

If the proposed amendment to the Amended and Restated Certificate of Incorporation, as outlined in Proposal No. 2, is approved by the shareholders, the Board of Directors will cause an Amendment to the Amended and Restated Certificate of Incorporation reflecting the amendment adopted to be filed with the Secretary of State of Delaware, and such amendment will be effective upon such filing.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”) as our independent registered public accounting firm for the fiscal year ending September 30, 2012 and recommends that each shareholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Cherry Bekaert, as our independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already appointed, Cherry Bekaert, as our independent registered public accounting firm for our fiscal year ending September 30, 2012. Cherry Bekaert also served as our independent registered public accounting firm during the fiscal year ended September 30, 2011. If the shareholders do not ratify the appointment of Cherry Bekaert, our Board will consider the selection of other independent public accountants for the 2012 fiscal year, but will not be required to do so.

Shareholder ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm is not required by our certificate of incorporation or bylaws. However, our Board of Directors is submitting the appointment of Cherry Bekaert to the shareholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, our Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its shareholders.

Representatives of Cherry Bekaert will not be present at the Annual Meeting.

Required Vote

Ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm for the fiscal year ending September 30, 2012 will require the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be considered to be present and entitled to vote on the proposal and, therefore, will have the same effect as votes cast against this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P.,

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDED SEPTEMBER 30, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The consolidated financial statements as of and for the years ended September 30, 2011 and 2010 have been audited by Cherry Bekaert, our independent registered public accounting firm.

Audit and Related Fees

We engaged Cherry Bekaert to perform the audit of our September 30, 2011 and 2010 financial statements. We also engaged Cherry Bekaert to prepare our 2011 and 2010 income tax returns.

The following table provides information relating to the fees billed by Cherry Bekaert for the fiscal years ended September 30, 2011 and 2010:

	2011	2010
Audit fees(1)	$93,500	$100,000
Audit-related fees	—	—
Tax fees(2)	12,000	12,000
All other fees	$—	$—

(1)	The aggregate audit fees billed for professional services rendered for the audits of our financial statements, review of the interim condensed financial statements, and other professional services that are normally provided by Cherry Bekaert in connection with statutory and regulatory filings or engagements, such as the Company’s on registration statement on Form S-8 filed March 2011.
(2)	The tax fees billed for tax professional services rendered for the preparation of our Federal and State tax returns.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All such services provided and associated fees incurred in Fiscal 2011 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of December 31, 2011 by:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer and beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of December 31, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% Shareholders
Accentia Biopharmaceuticals, Inc.(2) 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	88,211,152	61.10%
Laurus Master Fund, Ltd.(3) 875 3rd Avenue, 3rd Floor New York, NY 10017	14,834,842	10.28%

Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(4)	4,510,348	3.03%
Samuel S. Duffey, Esq.(5)	5,650,000	3.77%
Brian D. Bottjer, CPA(6)	695,000	*
Carlos F. Santos, Ph.D.(7)	1,066,000	*
Douglas W. Calder(8)	1,130,000	*
Jeffrey A. Scott, M.D.(9)	582,500	*
Ronald E. Osman, Esq.(10)	12,301,983	7.91%
Raphael J. Mannino, Ph.D.(11)	512,500	*
John Sitilides(12)	568,200	*
Christopher C. Chapman, M.D.(13)	460,000	*
Peter J. Pappas, Sr.(14)	2,452,545	1.68%
Edmund C. King(15)	200,000	*
Executive Officers and Directors as Group (12 persons)	30,129,076	17.51%

*	Less than 1.0%
(1)	These percentages were calculated using the 144,369,204 shares of our common stock issued and outstanding on December 31, 2011.
(2)	In the foregoing table, Accentia’s beneficial ownership includes 88,211,152 shares of our Company’s common stock held by Accentia. Accentia has pledged 58,283,932 shares of our Company’s common stock held by it, to secure its obligations to various creditors. In the event that one or more of these creditors were to foreclose on the pledged shares at any time in the future as a result of a default of the Company’s and/or Accentia’s obligations, such foreclosure could (depending on the amount of the relevant obligation, the number of foreclosed shares, and the timing of the foreclosure) result in a change in control of the Company.
(3)	In the foregoing table, Laurus’ beneficial ownership includes: 1,877,570 shares of common stock held by Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), 4,599,927 shares of common stock held by PSource Structured Debt Limited, 7,320,877 shares of common stock held by Valens Offshore SPV I Ltd, and 1,036,468 shares of common stock held by Valens U.S. SPV I LLC.

Laurus also owns 2,315,103 shares of Accentia common stock. Such Accentia beneficial ownership consists of: 78,255 shares of common stock held by Laurus Master Fund, Ltd. (in liquidation); 1,811,256 shares of common stock held by Valens Offshore SPV I, Ltd.; and 425,592 shares of common stock held by Valens U.S. SPV I, LLC.

All of the named entities are affiliates/subsidiaries of Laurus.

(4)	In addition to serving as Executive Chairman of the Board of Directors of our Company, Dr. O’Donnell also serves as Executive Chairman of the Board of Directors of Accentia, which is the record owner of 88,211,152 shares of our common stock.

In the foregoing table, Dr. O’Donnell’s beneficial ownership includes:

(a) 18,306 shares of common stock held by Dr. O’Donnell; 2,991 shares of common stock held by Hopkins Capital Group, LLC (“Hopkins”); 18,305 shares of common stock held by Hopkins Capital Group, II, LLC (“Hopkins II”); and 84,951 shares of common stock held by Kathleen M. O’Donnell, Trustee Irrevocable Trust #1 f/b/o Francis E. O’Donnell, Jr. (“Trust #1”);

(b) 3,250,000 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of December 31, 2011; and

(c) 854,545 shares of common stock issuable pursuant to warrants held by Hopkins II and 281,250 shares of common stock issuable pursuant to warrants held by Trust #1.

(Footnotes continued on next page)

Dr. O’Donnell also owns 9,455,340 shares of Accentia common stock. Such Accentia beneficial ownership consists of:

(a) 750,000 shares of common stock held by Dr. O’Donnell, 3,849,592 shares of common stock held by Hopkins Capital Group, LLC (“Hopkins”), 205,996 shares of common stock and 175,000 warrants held by The Hopkins Capital Group II, LLC (“Hopkins II”) and 875,000 shares of common stock held by Hopkins Capital Partners, Inc. (“HCP”); and

(b) 3,599,752 shares of common stock issuable pursuant to Accentia options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its Manager and HCP as its President and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. O’Donnell does not have any voting or investment power with respect to the shares held by Trust #1 and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	In addition to serving as Chief Executive Officer, President and General Counsel of our Company, Mr. Duffey also serves as Chief Executive Officer, President and General Counsel of Accentia, which is the record owner of 88,211,152 shares of our stock. In the foregoing table, Mr. Duffey’s beneficial ownership consists of 5,650,000 shares of common stock issuable pursuant to options held by Mr. Duffey that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. Duffey also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 7,076,101 shares of common stock issuable pursuant to Accentia options held by Mr. Duffey that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(6)	Mr. Bottjer serves as Acting Chief Financial Officer and Controller of our Company. In the foregoing table, Mr. Bottjer’s beneficial ownership includes 695,000 shares of common stock issuable pursuant to options held by Mr. Bottjer that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. Bottjer also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 120,000 shares of common stock issuable pursuant to Accentia options held by Mr. Bottjer that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(7)	In addition to serving as Senior Vice President, Product Development & Regulatory Affairs of our Company, Dr. Santos also serves as Chief Science Officer of Accentia, which is the record owner of 88,211,152 shares of our stock. In the foregoing table, Dr. Santos’ beneficial ownership includes 1,066,000 shares of common stock issuable pursuant to options held by Dr. Santos that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Dr. Santos also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 1,257,348 shares of common stock issuable pursuant to Accentia options held by Dr. Santos that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(8)	In addition to serving as Vice President, Strategic Planning & Capital Markets of our Company, Mr. Calder also serves as Vice President, Strategic Planning & Capital Markets of Accentia, which is the record owner of 88,211,152 shares of our stock. In the foregoing table, Mr. Calder’s beneficial ownership includes 1,130,000 shares of common stock issuable pursuant to options held by Mr. Calder that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. Calder also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 1,090,000 shares of common stock issuable pursuant to Accentia options held by Mr. Calder that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(9)	In the foregoing table, Dr. Scott’s beneficial ownership consists of 582,500 shares of common stock issuable pursuant to options held by Dr. Scott that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(Footnotes continued on next page)

(10)	In the foregoing table, Mr. Osman’s beneficial ownership includes:

(a) 1,165,366 shares of common stock held by Mr. Osman;

(b) 150,000 shares of common stock issuable pursuant to warrants held by Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan (“Osman 401(k) Plan”) and 7,532,810 shares of common stock issuable pursuant to warrants held by Michelle A. Osman Irrevocable Trust Agreement dated March 14, 2009 (“Michelle Osman Trust”);

(c) 3,290,512 shares of common stock issuable pursuant to a secured convertible promissory note held by Corps Real, LLC; and

(d) 120,000 shares of common stock issuable pursuant to options held by Michelle Osman Trust.

Mr. Osman also owns 15,602,244 shares of Accentia common stock. Such Accentia beneficial ownership consists of:

(a) 263,168 shares of common stock held by Mr. Osman, 423,354 shares of common stock held by MRB&B, LLC, 65,422 shares of common stock held by Osman 401(k) Plan, and 144,417 shares of common stock held by Corps Real, LLC;

(b) 5,882,353 of common stock issuable pursuant to warrants held by Corps Real, LLC; and

(c) 8,823,530 shares of common stock issuable pursuant to a secured convertible promissory note held by Corps Real, LLC.

Mr. Osman holds voting and investment power over the shares held by Osman 401(k) Plan and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Osman does not hold ownership and voting and investment power over the shares held by Michelle Osman Trust and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Osman is the manager of both, MRB&B, LLC and Corps Real, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)	In the foregoing table, Dr. Mannino’s beneficial ownership consists of 512,500 shares of common stock issuable pursuant to options held by Dr. Mannino that are currently exercisable or that are exercisable within 60 days of December 31, 2011.
(12)	In the foregoing table, Mr. Sitilides beneficial ownership includes:

(a) 45,564 shares of common stock held by Mr. Sitilides;

(b) 515,000 shares of common stock issuable pursuant to options held by Mr. Sitilides that are currently exercisable or that are exercisable within 60 days of December 31, 2011; and

(c) 31,636 shares of common stock issuable pursuant to warrants held by Mr. Sitilides that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(13)	In the foregoing table, Dr. Chapman’s beneficial ownership consists of 460,000 shares of common stock issuable pursuant to options held by Dr. Chapman that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Dr. Chapman also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 382,500 shares of common stock issuable pursuant to Accentia options held by Dr. Chapman that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(14)	In the foregoing table, Mr. Pappas’ beneficial ownership includes:

(a) 968,000 shares of common stock held by Mr. Pappas and 170,000 shares of common stock held jointly with Catherine Pappas;

(b) 420,000 shares of common stock issuable pursuant to options held by Mr. Pappas that are currently exercisable or that are exercisable within 60 days of December 31, 2011; and

(c) 894,545 shares of common stock issuable pursuant to warrants held by Mr. Pappas that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. Pappas also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 248,234 shares of Accentia common stock held by Mr. Pappas.

(15)	In the foregoing table, Mr. King’s beneficial ownership consists of 200,000 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Mr. King also owns shares of Accentia common stock. Such Accentia beneficial ownership consists of 485,000 shares of common stock issuable pursuant to Accentia options held by Mr. King that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Equity Compensation Plan Information

Securities authorized for issuance under equity compensation plans as of September 30, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	27,081,886	$0.56	9,918,114

Total	27,081,886		9,918,114

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% shareholder of the Company must file a Form 4 reporting the acquisition or disposition of the Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% shareholder. To our knowledge, no such person has failed to timely file any report required by Section 16(a) or failed to comply with all applicable Section 16(a) filing requirements during the fiscal year ended September 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our fiscal years ended September 30, 2011 and 2010, we were a party to the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions were no less favorable to us than the terms that could have been obtained from unaffiliated third parties. In some instances transactions which occurred in prior years are also described in order to provide proper background.

Relationship to Parent

As of September 30, 2011, our Company is a 61% owned subsidiary of Accentia Biopharmaceuticals, Inc. (“Accentia”). On November 17, 2010, in accordance with our Plan of Reorganization, all of the outstanding balance, approximately, $13.4 million, due from us to Accentia was converted into shares of our common stock, which were issued to Accentia at a conversion price equal to $0.75 per share and which resulted in the issuance by us to Accentia of a total of 17,925,720 shares of our common stock.

Relationships to Affiliates

Corps Real, LLC:

On November 17, 2010, in accordance with our Plan of Reorganization, we issued a secured convertible promissory note (the “Corps Real Convertible Note”) in the principal amount of $2,291,560 to Corps Real, LLC (“Corps Real”), whose principal members are directors of our Company or are affiliated with our Company’s directors. The Corps Real Convertible Note allows us to draw up to an additional $0.9 million. The Corps Real Convertible Note replaces the $3.0 million debtor-in-possession secured line of credit promissory note dated December 22, 2008, which was previously executed by us in favor of Corps Real. The Corps Real Convertible Note matures on November 17, 2012, and all principal and accrued but unpaid interest is due on such date. Interest accrues and is payable on the outstanding principal amount of the Corps Real Convertible Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. We may prepay the Corps Real Convertible Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Corps Real Convertible Note into shares of our common stock at a conversion rate of $0.75 per share. The Corps Real Convertible Note is secured by a first priority lien on all of our assets. As of December 31, 2011, the outstanding principal amount of the Corps Real Note, as issued on the Effective Date, has remained unchanged.

Laurus/Valens:

On November 17, 2010 (the “Effective Date”), we issued to Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), PSource Structured Debt Limited (“PSource”), Valens Offshore SPV I, Ltd. (“Valens Offshore I”), Valens Offshore SPV II, Corp. (“Valens Offshore II”), Valens U.S. SPV I, LLC (“Valens U.S.) (collectively, “Valens”), and LV Administrative Services, Inc., as administrative and collateral agent for Laurus, PSource, and Valens (“LV” and together with Laurus, PSource, Valens, and each of their respective affiliates, “Laurus/Valens”) in compromise and satisfaction of secured claims prior to the Effective Date, two new notes (the “Laurus/Valens Term A Notes” and the “Laurus/Valens Term B Notes”) in the aggregate principal amount of $29.06 million to Laurus/Valens in compromise and satisfaction of secured claims prior to the Effective Date.

The following are the material terms and conditions of the Laurus/Valens Term A Notes:

•	the original principal amount of the Laurus/Valens Term A Notes was $24.9 million;

•	the Laurus/Valens Term A Notes mature on November 17, 2012;

•	interest accrues at the rate of eight percent (8%) per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	we may prepay the Laurus/Valens Term A Notes, without penalty, at any time; and

•	we are required to make mandatory prepayments under the Laurus/Valens Term A Notes as follows:

•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by us) of certain capital raising transactions (with certain exclusions), but only up to the then outstanding principal and accrued interest under the Laurus/Valens Term A Notes;

•	from any intercompany funding by Accentia to us (with certain exceptions and conditions); and

•

a prepayment equal to fifty percent (50%) the of positive net cash flow of our Company for each fiscal quarter after the Effective Date, less the amount of certain capital expenditures on certain biopharmaceutical products of our Company made during such fiscal quarter or during any prior fiscal quarter ending after November 17, 2010.

On November 18, 2010, we prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds we received in our October 19, 2010 financing as part of our Plan of Reorganization (the “Exit Financing”).

The following are the material terms and conditions of the Laurus/Valens Term B Notes:

•	the original principal amount of the Laurus/Valens Term B Notes was $4.16 million;

•	the Laurus/Valens Term B Notes mature on November 17, 2013;

•	interest accrues at the rate of eight (8%) percent per annum (with a twelve (12%) percent per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	we may prepay the Laurus/Valens Term B Notes, without penalty, at any time; and

•

provided that the Laurus/Valens Term A Notes have been paid in full, we are required to make mandatory prepayments under the Laurus/Valens Term B Notes from any intercompany funding by Accentia to us (with certain exceptions and conditions), but only up to the outstanding principal and accrued interest under the Laurus/Valens Term B Notes.

With the prior written consent of Laurus/Valens, we may convert all or any portion of the outstanding principal and accrued interest under either the Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes into shares of our common stock. The number of shares of our common stock issuable on such a conversion is equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under the applicable Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported (or reported by Pink Sheets, LLC) for shares of our common stock for the ten (10) trading days immediately preceding the date of the notice of conversion.

The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of our assets, junior only to the lien granted to Corps Real and to certain permitted liens. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are also guaranteed by Accentia (the “Accentia Guaranty”) up to a maximum amount of $4,991,360. The Accentia Guaranty is secured by a pledge by Accentia of 20,115,818 shares of our common stock owned by Accentia and by the assets of Accentia’s subsidiary, Analytica International, Inc. (“Analytica”). On December 15, 2011, Accentia closed on the definitive agreement selling the assets and business of Analytica. In connection with the Analytica Asset Purchase Agreement, Accentia entered into an agreement with LV, as agent for and on behalf of Laurus/Valens, whereby Laurus/Valens, conditioned upon receipt of an upfront payment of the asset sales proceeds, amended the terms of the Accentia Guaranty, consented to the transactions contemplated by the Analytica Asset Purchase Agreement, and released all liens and security interests on Analytica’s assets to be sold to the purchaser.

The Laurus/Valens Term A and Term B Notes replaced the following obligations due to Laurus and its affiliates:

•	the $7.799 million note payable to Laurus (originated in March 2006);

•	the $0.250 million note payable to Valens II (originated in October 2007);

•	the $0.245 million note payable to Valens U.S. (originated in October 2007);

•	the $3.6 million note payable to Valens II (originated in December 2007);

•	the $4.9 million note payable to Valens U.S. (originated in December 2007);

•	the $7.5 million minimum royalty due on sales of AutovaxID® instrumentation (originated in April 2007); and

•	the $4.4 million loan modification fee, originated in July 2008, in consideration for modifying the terms of all the then outstanding debt due to Laurus/Valens.

All of the following warrants (the “Laurus/Valens Warrants”) were terminated and cancelled:

•

the common stock purchase warrant, dated March 31, 2006, issued by us to Laurus, for the purchase of up to 18,087,889 shares of our common stock at an exercise price of $0.01 per share. As of November 17, 2010, warrants to purchase up to 13,371,358 shares of our common stock remained outstanding and were thus terminated pursuant to the Plan of Reorganization; and

•	the common stock purchase warrant, dated September 22, 2008, issued by us to Valens U.S., for the purchase of up to 1,015,625 shares of our common stock at an exercise price of $0.40 per share.

In consideration for the cancellation of the Laurus/Valens Warrants, on the Effective Date, Laurus/Valens received 14,834,782 shares of our common stock (the “Laurus/Valens Plan Shares”). The Laurus/Valens Plan Shares were issued pursuant to Section 1145 of the U.S. Bankruptcy Code and do not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof is subject to certain restrictions and conditions set forth in the Plan of Reorganization. As of December 31, 2011, our indebtedness under the Laurus/Valens Term A Notes was $23.5 million. As of December 31, 2011, the outstanding principal amounts of the Laurus/Valens Term B Notes, as issued on the Effective Date, have remained unchanged.

Royalty Interests:

On November 17, 2010, in accordance with our Plan of Reorganization, our Company, Accentia, and Laurus/Valens entered into agreements whereby Accentia terminated and cancelled all of its royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and our other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID and our other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s royalty interest on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

Osman Promissory Note:

On November 17, 2010, in accordance with our Plan of Reorganization, the holder of our May 9, 2008 promissory note, Ronald E. Osman, who is a director of our Company, elected to convert the entire outstanding principal balance under the promissory note (approximately $1.0 million) plus accrued interest into shares of our common stock at a conversion rate equal to $1.66 per share, resulting in the issuance of 608,224 shares of our common stock.

2008 Secured Debentures:

On November 17, 2010, in accordance with our Plan of Reorganization, two holders of our 2008 secured debentures, including one of our directors and an entity affiliated with our CEO/Chairman, elected to convert their entire outstanding principal balance ($0.5 million) plus accrued interest into shares of our common stock at a conversion rate equal to $1.66 per share resulting in the issuance of 331,456 shares of our common stock. Another holder of our 2008 secured debentures elected to convert his entire outstanding principal balance of $0.3 million plus accrued interest into 550,000 shares of our common stock, issuable in eight quarterly installments of 68,750 shares, with the first installment issued on November 17, 2010. The final holder of our 2008 secured debentures, Valens U.S., received consideration for its claim in accordance with the Laurus/Valens Term A and Term B Notes previously discussed.

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Any such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the books of the Company, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by the Company’s Amended and Restated Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in the Company’s proxy statement and related proxy card and presented at the 2013 annual meeting of shareholders must be received by the Company no later than September 26, 2012 (120 calendar days prior to the anniversary of the date on which this Proxy Statement was released to shareholders) and must comply with Securities and Exchange Commission rules regarding the inclusion of shareholder proposals in proxy statements. If the date of the 2013 annual meeting of shareholders is changed by more than 30 days from the date of the 2012 Annual Meeting (i.e., March 7th), then the deadline for submitting such proposals shall be a reasonable time before the Company begins to print and send its proxy materials for the 2013 annual meeting.

Under the Company’s Amended and Restated Bylaws, notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 must be in writing and delivered to or mailed and received by the Company’s Secretary at the principal executive offices of the Company not less than 120 days prior to the date of the meeting.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2012 Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ FRANCIS E. O’DONNELL, JR., M.D.
Francis E. O’Donnell, Jr., M.D.
Executive Chairman of the Board

January 24, 2012

BIOVEST INTERNATIONAL, INC. 324 SOUTH HYDE PARK AVE, SUITE 350 TAMPA, FL 33606 ATTN: YIYI LAM

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	Election of Directors
	Nominees
01	Francis E. O’Donnell, Jr	02	Ronald E. Osman	03	John Sitilides	04	Jeffrey A. Scott	05	Christopher C. Chapman
06	Peter J. Pappas, Sr	07	Raphael J. Mannino	08	Edmund C. King

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2  Proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.01 par value per share, that the Company is authorized to issue from 300,000,000 shares to 500,000,000 shares and to correspondingly increase the overall number of shares of capital stock that the Company is authorized to issue from 350,000,000 shares to 550,000,000 shares;

	☐	☐	☐

3  Proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

BIOVEST INTERNATIONAL, INC.

Annual Meeting of Shareholders

March 7, 2012 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Biovest International, Inc. hereby appoints David D. Moser and YiYi Lam, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Biovest International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Biovest International, Inc., and at any adjournments or postponements thereof, to be held on March 7, 2012, at 10:00 a.m. local time, at the corporate offices of Biovest International, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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